Exhibit 10.3

AMENDED AND RESTATED LICENSE PURCHASE AGREEMENT by and among T-MOBILE USA, INC., T-MOBILE LICENSE LLC, NEXTEL WEST CORP., and CHANNEL 51 LICENSE CO LLC Dated as of March 30, 2023

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AMENDED AND RESTATED LICENSE PURCHASE AGREEMENT
THIS AMENDED AND RESTATED LICENSE PURCHASE AGREEMENT (this “Agreement”), dated as of March 30, 2023, is entered into by and among (i) T-MOBILE USA, INC., a Delaware corporation (“T-Mobile”), T-MOBILE LICENSE LLC, a Delaware limited liability company (“T-Mobile License”), and NEXTEL WEST CORP., a Delaware corporation (“Nextel” and collectively with T-Mobile and T-Mobile License, the “T-Mobile Parties”), and (ii) CHANNEL 51 LICENSE CO LLC, a Delaware limited liability company (“Channel 51” or the “Seller”). Each T-Mobile Party and the Seller is a “Party,” and the T-Mobile Parties and the Seller are the “Parties”; provided that as the context requires (i.e., when the applicable provision describes a two-party relationship or interaction), the T-Mobile Parties, collectively, shall be deemed to be a single Party.
WHEREAS, the Seller holds the 600 MHz licenses granted by the FCC that are identified in Schedule A (the “Seller Licenses”) for the Houston, Texas, Chicago, Illinois, Los Angeles, California and Boston, Massachusetts markets;
WHEREAS, the Seller leases the Seller Licenses to T-Mobile License pursuant to a spectrum lease identified by ULS Application File No. 0009021213 (as amended and restated concurrently with the execution and delivery of this Agreement, the “Existing Lease”);
WHEREAS, the T-Mobile Parties and Seller are party to the License Purchase Agreement, dated as of August 8, 2022, pursuant to which Seller has agreed to sell, and the T-Mobile Parties have agreed to purchase, the Seller Licenses (and the 600 MHz licenses granted by the FCC subject to the Second Closing License Purchase Agreement (as defined below)) in the manner and subject to the terms and conditions set forth therein, with respect to which Nextel became a party pursuant to the Assignment and Joinder, dated as of September 2, 2022 (collectively, the “Original Agreement”);
WHEREAS, the Parties desire to amend and restate the Original Agreement in its entirety on the terms and conditions set forth in this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, the Parties are entering into a license purchase agreement (the “Second Closing License Purchase Agreement”) pursuant to which the T-Mobile Parties will purchase from Seller and Seller will sell to the T-Mobile Parties additional 600 MHz licenses granted by the FCC (for the Chicago, Illinois and New Orleans, Louisiana markets, as more specifically identified therein); and
WHEREAS, concurrently with the execution and delivery of this Agreement, the T-Mobile Parties and LB License Co, LLC (“LB License”) are entering into (i) an amended and restated license purchase agreement (the “LB First Closing License Purchase Agreement”) pursuant to which the T-Mobile Parties will purchase from LB License and LB License will sell to the T-Mobile Parties, certain 600 MHz licenses granted by the FCC (for the St. Louis, Missouri, Salt Lake City, Utah, Atlanta, Georgia, San Francisco, California, Tampa, Florida, Columbus, Ohio, Minneapolis-St. Paul, Minnesota, Seattle Washington, Philadelphia, Pennsylvania, Baltimore, Maryland – Washington, DC, Dallas, Texas and Phoenix, Arizona markets, as more specifically identified therein) and (ii) a license purchase agreement pursuant to which the T-Mobile Parties will purchase from LB License and LB License will sell to the T-Mobile Parties, an additional 600 MHz license granted by the FCC (for the Dallas, Texas market, as more specifically identified therein).

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS
As used in this Agreement, the following terms shall have the meanings set forth or referenced below:
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.
“Agreement” means this Agreement and all Exhibits and Schedules hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§101-1532, as amended from time to time.
“Burdensome Condition” has the meaning set forth on Schedule B.
“Burdensome Condition Expiration Date” has the meaning set forth in Section 7.1(a)(vi).
“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open for business in the county of New York, State of New York.
“Cash” means cash in Dollars.
“Channel 51” has the meaning set forth in the preamble.
“Claim Notice” has the meaning set forth in Section 8.4(a).
“Closing” has the meaning set forth in Section 2.3(a).
“Closing Date” has the meaning set forth in Section 2.3(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deferred Payment Date” has the meaning set forth in Section 2.1(b)(ii).
“Delaware Courts” has the meaning set forth in Section 9.6.

“Disclosure Schedule” has the meaning set forth in Article 3.
“DOJ” means the United States Department of Justice.
“Existing Lease” has the meaning set forth in the recitals.
“FCC” means the Federal Communications Commission or any successor entity thereto.
“FCC Applications” has the meaning set forth in Section 5.4(a).
“FCC Consent” means the requisite consent or consents of the FCC to permit the assignment by the Seller to T-Mobile License and/or Nextel (or its designee in accordance with Section 9.1(b)), as applicable, of the Seller Licenses.
“FCC Order” means a written action or order by the FCC or any of its bureaus.
“FCC Order Condition” has the meaning set forth in Section 6.1(a).
“FCC Rules” means the rules, regulations and orders of the FCC.

“Final Order” means an action or decision that has been granted by the FCC, including the FCC Consent, as to which (i) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (iv) no appeal is pending including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.
“FTC” means the United States Federal Trade Commission.
“Governmental Authority” means a federal, state or local court, legislature, governmental agency, commission or regulatory or administrative authority or instrumentality.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.
“HSR Notice” has the meaning set forth in Section 5.4(b).
“Indemnified Party” has the meaning set forth in Section 8.2(a).
“Indemnifying Party” has the meaning set forth in Section 8.2(a).
“Law” means applicable common law and any statute, ordinance, code or other law, rule, permit, permit condition, regulation, order, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied, issued or followed by any Governmental Authority.
“LB First Closing License Purchase Agreement” has the meaning set forth in the recitals.
“LB License” has the meaning set forth in the recitals.

“Liabilities” means any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, of any kind or nature whatsoever, whether fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, contingent or otherwise.
“Lien” means any mortgage, lien, pledge, charge, security interest, easement, conditional sales contract, reversionary interest, transfer restriction (other than transfer restrictions arising under the FCC Rules), right of first refusal, voting trust agreement, preemptive right, or other adverse claim or defect of title.
“Losses” has the meaning set forth in Section 8.2(a).
“Material Affiliates” has the meaning set forth in Section 4.8(a).
“NDA” has the meaning set forth in Section 5.2(a).
“NSA” has the meaning set forth in Section 3.4.
“Original Agreement” has the meaning set forth in the recitals.
“Outside Date” has the meaning set forth in Section 7.1(a)(iv).
“Party(ies)” has the meaning set forth in the preamble.
“Person” has the meaning set forth in Section 9.8.
“Post-Closing Purchase Price Payment” has the meaning set forth in Section 2.1(b)(ii).
“Purchase Price” has the meaning set forth in Section 2.1(b).
“Second Closing” means the consummation of the transactions contemplated by the Second Closing License Purchase Agreement.
“Second Closing License Purchase Agreement” has the meaning set forth in the recitals.
“Seller” has the meaning set forth in the preamble.
“Seller Licenses” has the meaning set forth in the recitals.
“Solvent” has the meaning set forth in Section 4.8(a).
“Subsidiaries” means, as to any Person, the Affiliates of such Person that, directly or indirectly, are controlled by such Person.
“Taxes” means any taxes, duties, assessments, fees, levies, or similar governmental charges, together with any interest, penalties, and additions to tax, imposed by any taxing authority, wherever located (i.e., whether federal, state, local, municipal, or foreign), including all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, value added, ad valorem, occupation, or any other similar governmental charge or imposition.
“T-Mobile” has the meaning set forth in the preamble.
“T-Mobile License” has the meaning set forth in the preamble.

“T-Mobile Parties” has the meaning set forth in the preamble.
“Transaction Documents” means this Agreement and all other agreements, documents and instruments required to be delivered by any Party or its designee to any other Party or its designee in accordance with the provisions of this Agreement.
“Unjust Enrichment Amount” means the reimbursement amount, plus interest, determined by the FCC pursuant to 47 C.F.R. § 1.2111(b) for the assignment of the Seller Licenses on the Closing Date, as provided by the FCC prior to the Closing Date.
ARTICLE 2
PURCHASE AND SALE OF LICENSES
Section 2.1Purchase and Sale of Seller Licenses
(a)     At the Closing, the Seller shall grant, sell, convey, assign, transfer and deliver to T-Mobile License and/or Nextel as set forth on Schedule A (or, subject to Section 9.1, another Affiliate of T-Mobile designated by T-Mobile), free and clear of all Liens (other than conditions and limitations placed on the Seller Licenses by the FCC that are generally applicable to 600 MHz licenses), and T-Mobile License and/or Nextel, as applicable, to purchase (or, subject to Section 9.1, cause the applicable Affiliate of T-Mobile to purchase), and T-Mobile shall cause T-Mobile License and/or Nextel, as applicable, to purchase (or, subject to Section 9.1, cause the applicable Affiliate of T-Mobile to purchase) from the Seller, all right, title and interest of the Seller in and to the Seller Licenses (as set forth on Schedule A).
(b)     In consideration for the grant, sale, conveyance, assignment, transfer and delivery of the Seller Licenses as set forth in Section 2.1(a), the T-Mobile Parties shall pay or cause to be paid, an aggregate amount in Cash equal to One Billion Five Hundred Seventy-Two Million Six Hundred Seventy-Two Thousand Six Hundred Eight Dollars ($1,572,672,608), less the applicable prepaid amount under the Existing Lease in accordance with Section 5.6(c) (the “Purchase Price”), which shall be payable as follows:
(i)    at the Closing, to the U.S. Government, an amount equal to the Unjust Enrichment Amount (by wire transfer of immediately available funds to the U.S. Government’s account for such purpose); and
(ii)    on or prior to the date that is forty (40) days after the Closing Date (the “Deferred Payment Date”), to the Seller, an amount in Cash equal to the Purchase Price minus the Unjust Enrichment Amount (the “Post-Closing Purchase Price Payment”), by wire transfer of immediately available funds to such account(s) as the Seller shall designate no later than three (3) Business Days prior to such payment date. In no event shall the Purchase Price be pro-rated or adjusted if Closing occurs but not all Seller Licenses are assigned to T-Mobile License and/or Nextel (or, subject to Section 9.1, an Affiliate of T-Mobile designated by T-Mobile), as applicable, at Closing because a Burdensome Condition was imposed and T-Mobile failed to exercise its termination right set forth in Section 7.1(a)(vi) prior to the applicable Burdensome Condition Expiration Date.
(iii)    Notwithstanding anything to the contrary in this Agreement:
(A)    Each T-Mobile Party hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability hereunder in consideration of the agreements provided by the Seller under this Agreement, for the mutual benefit, directly and indirectly, of each T-Mobile Party and in consideration of the undertakings of the T-Mobile Parties to accept joint and several liability for the Purchase Price and all other obligations from time to time owing by the T-Mobile Parties to the Seller under this Agreement. Accordingly, each T-Mobile Party hereby waives any and all suretyship defenses with respect to the obligations of the other T-Mobile Party under this Agreement that would otherwise be available to such T-Mobile Party under applicable law.
(B)    Subject to the occurrence of the Closing, the T-Mobile Parties’ obligation to pay the Post-Closing Purchase Price Payment and any other amounts that may become payable to the Seller pursuant to this Section 2.1(b)(iii) is absolute and unconditional and is not subject to any abatement, counterclaim, defense, deferment, interruption, recoupment, reduction, or setoff (including in connection with any indemnity or other claims under Article 8) for any reason whatsoever; provided that the foregoing shall not limit the rights of the T-Mobile Parties under Article 8 or otherwise under this Agreement.
(C)    The Parties acknowledge that the obligation of the T-Mobile Parties to pay the Post-Closing Purchase Price Payment on the Deferred Payment Date is an integral part of the transactions contemplated by this Agreement and that, without these agreements, AND WITHOUT THE AGREEMENTS TO CONFESS JUDGMENT SET FORTH IN EXHIBIT B-1 (WHICH ARE INCORPORATED INTO AND ARE AN INTEGRAL PART OF THIS SECTION 2.1(b)(iii)(C)), THE SELLER WOULD NOT ENTER INTO THIS AGREEMENT.
(D)    In addition to all other remedies available to the Seller hereunder, if the Post-Closing Purchase Price Payment is not paid in full in Cash to the Seller on or prior to the Deferred Payment Date, upon the request of the Seller (in its sole discretion), the T-Mobile Parties shall cooperate in good faith with the Seller, and take all steps necessary, proper or advisable, in each case subject to the receipt of all applicable consents, approvals and/or clearances of the FCC and other Governmental Authorities as described in this Section 2.1(b)(iii)(D), to assign (including to assign legal title to) the Seller Licenses back to the Seller and/or provide the Seller with all rights with respect thereto (including pursuant to a lease arrangement) as soon as reasonably practicable after receipt of such notice from the Seller, make any necessary filings with the FCC or other Governmental Authorities to seek the FCC’s or any other Governmental Authority’s consent to such assignment (including if necessary to seek the expiration or termination of any applicable HSR waiting period related to such transfer), and use reasonable best efforts to obtain such consents (or expiration or termination of such waiting period), and to pay all filing fees due to any Governmental Authority in connection with such necessary filings. The Seller shall be entitled to make the foregoing request of T-Mobile at any time occurring after the Deferred Payment Date but prior to the date that the Seller receives the Post-Closing Purchase Price Payment and any other amounts payable to the Seller pursuant to this Section 2.1, in each case in Cash in full. Notwithstanding any assignment of the Seller Licenses back to the Seller, the T-Mobile Parties shall pay the reasonable and documented out-of-pocket fees, costs and expenses incurred by the Seller and its Affiliates in connection with the assignment of the Seller Licenses back to the Seller (including but not limited to legal fees, costs, and expenses related to making any required filings with any Governmental Authority and obtaining the expiration or termination of any required waiting periods in connection with the transfer of the Seller Licenses back to the Seller). Notwithstanding anything to the contrary in this Agreement, in the event that the Seller exercises its rights pursuant to this Section 2.1(b)(iii)(D), upon the assignment to the Seller of the Seller Licenses or the rights with respect to the Seller Licenses (including pursuant to a lease arrangement), the Seller shall return to T-Mobile or its applicable Affiliate (as designated by T-Mobile) any amounts paid to the Seller pursuant to this Agreement, including any portion of the Purchase Price, except for the payment of the Seller’s reasonable and documented out-of-pocket fees, costs and expenses as contemplated hereby, and the Seller shall have no further remedy under this Agreement or with respect to the transactions contemplated hereby; provided that, for the avoidance of doubt, in no event shall the Seller be required to return the Unjust Enrichment Amount or any other amount paid to any U.S. Governmental Authority or Person other than the Seller (or the Person or Persons the Seller designates to receive payment in accordance with Section 2.1(b)(ii)) pursuant to or in connection with this Agreement.
(E)    The remedies set forth in this Section 2.1(b) and elsewhere in this Agreement shall be cumulative and not the exclusive remedies of the Seller if the Post-Closing Purchase Price Payment is not paid in full in Cash on or prior to the Deferred Payment Date and nothing in this Section 2.1(b) shall preclude the Seller from also seeking any other remedy, including damages, available at law, in equity or otherwise; provided that, for the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, in no event shall the Seller be entitled to receive both an assignment back of the Seller Licenses or rights (including leasehold rights) thereto in accordance with Section 2.1(b)(iii)(D) and the Post-Closing Purchase Price Payment. For the avoidance of doubt, if the consent of any Governmental Authority is required as a condition to assign the Seller Licenses back to the Seller pursuant to Section 2.1(b)(iii)(D) and such consent is not obtained, the Seller’s election to receive such assignment back of the Seller Licenses pursuant to Section 2.1(b)(iii)(D) shall be deemed irrevocably revoked and the Seller shall continue to be entitled to receive the Post-Closing Purchase Price Payment in Cash in full.
Section 2.2No Assumption of Liabilities
THIS IS A PURCHASE AND SALE OF ASSETS AND THE T-MOBILE PARTIES SHALL NOT ASSUME, BE BOUND BY OR RESPONSIBLE FOR, OR BE DEEMED TO HAVE ASSUMED, BECOME BOUND BY OR RESPONSIBLE FOR, UNDER THIS AGREEMENT OR BY REASON OF THE TRANSACTIONS CONTEMPLATED HEREBY, ANY LIABILITIES OF THE SELLER OF ANY KIND OR NATURE, KNOWN OR UNKNOWN, CONTINGENT OR OTHERWISE, THAT EXISTED, AROSE, WERE INCURRED, OR OTHERWISE PERTAIN TO ACTIONS, EVENTS OR CIRCUMSTANCES OCCURRING OR EXISTING PRIOR TO THE CLOSING WITH RESPECT TO THE SELLER LICENSES OR OTHERWISE. THE T-MOBILE PARTIES SHALL BE LIABLE FOR ALL OF THE LIABILITIES ARISING FROM AND AFTER THE CLOSING OUT OF OR RELATING TO THE OWNERSHIP, OPERATION OR USE OF THE SELLER LICENSES.
Section 2.3Closing
(a)Unless this Agreement shall have been earlier terminated in accordance with the provisions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be consummated via electronic document exchange at 10:00 a.m. Eastern time (i) on the date designated by T-Mobile that is not more than one hundred forty (140) days after the satisfaction or T-Mobile’s waiver in writing of the FCC Order Condition (and on not less than three (3) Business Days prior written notice from T-Mobile to the Seller), but subject to the satisfaction or waiver of the conditions set forth in Article 6, or (ii) at such other time or place as may be agreed upon in writing by T-Mobile and the Seller. The date of the Closing is referred to herein as the “Closing Date”.

(b)At the Closing, the Seller shall deliver to the T-Mobile Parties: (i) with respect to the Seller Licenses, an instrument of assignment in the form attached hereto as Exhibit A, executed by the Seller; and (ii) the closing certificate required to be delivered pursuant to Section 6.1(d), executed by an authorized representative of the Seller.
(c)Subject to the last sentence of this Section 2.3(c), at the Closing, the T-Mobile Parties shall deliver to the Seller: (i) with respect to the Seller Licenses, an instrument of assignment in the form attached hereto as Exhibit A, executed by T-Mobile License and/or Nextel (or, subject to Section 9.1, an Affiliate of T-Mobile designated by T-Mobile), as applicable; (ii) A CONFESSION OF JUDGMENT AFFIDAVIT, IN THE FORM ATTACHED HERETO AS EXHIBIT B-2, EXECUTED BY EACH OF THE T-MOBILE PARTIES (INCLUDING ANY ASSIGNEE OR AFFILIATES OF T-MOBILE THAT EXECUTES A JOINDER TO THIS AGREEMENT PURSUANT TO SECTION 9.1(b)); and (iii) the closing certificate required to be delivered pursuant to Section 6.2(d), executed by an authorized officer of each of the T-Mobile Parties. Notwithstanding the foregoing, to the extent that, subject to Section 9.1, an Affiliate of T-Mobile designated by T-Mobile is to receive assignment of the Seller Licenses, such designated Affiliate shall also be made a party (in addition to the T-Mobile Parties) and execute the deliverables set forth in clauses (ii)-(iii) of this Section 2.3(c) as a condition to the Seller’s obligation to consummate the Closing.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as set forth in the Schedules delivered by the Seller to the T-Mobile Parties on the date hereof (the “Disclosure Schedule”) (it being agreed that any matter disclosed in a Schedule with respect to any Section shall be deemed to have been disclosed with respect to any other Section to the extent its relevance and applicability to such Section is reasonably apparent from the wording of such disclosure), the Seller hereby represents and warrants to the T-Mobile Parties as follows:
Section 3.1Organization
The Seller is a limited liability company, duly formed and validly existing under the laws of the State of Delaware.
Section 3.2Power and Authority
The Seller has the requisite limited liability company power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is, or will be, a party and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Seller of this Agreement and all the other Transaction Documents required to be executed and delivered by the Seller in accordance with the provisions of this Agreement have been duly authorized by all necessary limited liability company action on the part of the Seller. This Agreement has been, and the other Transaction Documents to which the Seller is a party have been, or will be, duly executed and delivered by the Seller.
Section 3.3Enforceability
This Agreement constitutes, and the other Transaction Documents to which the Seller is a party constitute or will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Party in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws affecting creditors’ rights generally and by general principles of equity.

Section 3.4Non-Contravention
Upon the receipt of the FCC Consent, compliance with any applicable requirements of the HSR Act and the giving of any post-Closing notifications required by the FCC or state Governmental Authorities and except for the Unjust Enrichment Amount payment obligation noted in the Disclosure Schedule, the execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which the Seller is, or will be, a party do not and will not violate or conflict with or result in the breach of any term, condition or provision of, or require the consent of or giving of notice to any other Person under, (a) any Law to which the Seller or the Seller Licenses is subject (except as may be required by the T-Mobile Parties’ circumstances), (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority that is applicable to the Seller or any of the Seller Licenses, (c) the limited liability company agreement or other governing documents of the Seller, or (d) any material mortgage, indenture, agreement (including, but not limited to the Letter of Agreement from Paul Chisholm, Managing Member, Channel 51, LLC, to Assistant Attorney General for National Security, DOJ, dated June 22, 2018 (the “NSA”)), contract, commitment, lease, plan, license or other instrument, document or understanding, oral or written, to which the Seller is a party or subject, by which the Seller may have rights or by which any of the Seller Licenses may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise materially change the existing rights or obligations of the Seller thereunder.
Section 3.5Compliance With Laws
The Seller is not in violation in any material respect of any federal, state or local law, ordinance, code, order or governmental rule or regulation that relates to any of the Seller Licenses, including the FCC Rules. For clarity, without limiting the representations and warranties in Section 3.4, no representation or warranty is made under this Section 3.5, Section 3.6, Section 3.7 or elsewhere under this Agreement regarding the absence or results of any investigation or challenge brought by any Governmental Authority following the date hereof or the Closing Date on the grounds that the sale of the Seller Licenses to T-Mobile License or Nextel (or, subject to Section 9.1, another Affiliate of T-Mobile designated by T-Mobile), as applicable, or other transactions contemplated hereby would require registration, declaration or filing with such Governmental Authority or violate any antitrust law.
Section 3.6Seller Licenses
(a)Each of the Seller Licenses has been validly issued, is in full force and effect, is validly held by the Seller, is free and clear of conditions or restrictions, other than those routinely imposed in conjunction with FCC licenses of a similar type or as noted in the Disclosure Schedule, and was granted to the Seller by Final Order. Each of the Seller Licenses is free and clear of all Liens. At the Closing, each of the Seller Licenses will be free and clear of all Liens. The Seller has not used or granted any of the Seller Licenses or granted any rights therein, except in accordance with the Existing Lease or as noted in the Disclosure Schedule.
(b)Except for the Existing Lease, none of the spectrum covered by the Seller Licenses is subject to any lease or other agreement or arrangement with any third party, including any agreement giving any third party any right to use such spectrum.
(c)Except as noted in the Disclosure Schedule, there are no existing applications, petitions to deny or complaints or proceedings pending or, to the Seller’s knowledge, threatened, before the FCC or any other tribunal, governmental authority or regulatory agency relating to any of the Seller Licenses or which otherwise will or would reasonably be expected to impair any Seller License, other than matters of public record pertaining to the Existing Lease and proceedings affecting the wireless telecommunications industry or 600 MHz licenses or licensees generally. No governmental authority or regulatory agency has, to the Seller’s knowledge, threatened to terminate or suspend any of the Seller Licenses. There are no third-party claims of any kind that have been asserted with respect to any of the Seller Licenses. The Seller is not in violation or default and has not received any notice of any claim of violation or default, with respect to any of the Seller Licenses. No event has occurred with respect to any of the Seller Licenses that permits, or after notice or lapse of time or both would permit, revocation or termination thereof or that will or would reasonably be expected to result in any violation or default, claim of violation or default or impairment of the rights of the Seller, as the holder of the Seller Licenses.
(d)Each Seller License is held solely by the Seller, as set forth on Schedule A. Except as set forth in the Existing Lease, no shareholder, officer, employee or former employee of the Seller or any Affiliate thereof, or any other Person, holds or has any proprietary, financial or other interest (direct or indirect) in, or any authority to use, or any other right or claim in or to, any of the Seller Licenses.
(e)No amounts (including installment payments consisting of principal and/or interest or late payment fees) are due to the FCC or the United States Department of the Treasury in respect of the Seller Licenses. Except for the Seller Licenses, with respect to which all Liabilities will be satisfied in full upon the payment of the Unjust Enrichment Amount to the U.S. Government, the consummation of the transactions contemplated hereunder will not cause the FCC to impose any unjust enrichment penalties pursuant to 47 C.F.R. §1.2111.
(f)The Seller has no reason to believe that any of the Seller Licenses will not be renewed in the ordinary course. Except for the Unjust Enrichment Amount payment obligation noted in the Disclosure Schedule, none of the Seller Licenses will be impaired by the consummation of the transactions contemplated hereby. The Seller is not aware of any basis for any application, action, petition, objection or other pleading, or for any proceeding with the FCC or any other Governmental Authority, which (i) questions or contests the validity of, or seeks the revocation, forfeiture, non-renewal or suspension of, any Seller License, (ii) seeks the imposition of any adverse modification or amendment with respect to any Seller License, (iii) seeks the payment of a fine, sanction, penalty, damages or contribution in connection with the use of any Seller License, or (iv) in any other way would reasonably be expected to impair the Seller Licenses (taken as whole), other than matters of public record pertaining to the Existing Lease and proceedings affecting the wireless communications industry or 600 MHz licenses or licensees generally.
(g)Except for the Unjust Enrichment Amount payment obligation noted in the Disclosure Schedule, there are no liabilities of the Seller or any Affiliate thereof (whether matured or unmatured, direct or indirect, or absolute, contingent or otherwise), whether related to, associated with, or attached to, any Seller License or otherwise to which the T-Mobile Parties or any of their Affiliates will be subject from and after the Closing as a result of the consummation of the transactions contemplated hereby or otherwise.
(h)With respect to each Seller License, (i) all material documents required to be filed at any time by the Seller with the FCC or pursuant to the NSA with respect to such Seller License have been timely filed or the time period for such filing has not lapsed, and (ii) all such documents filed since the date that such Seller License was first issued or transferred to the Seller or any Affiliate thereof are correct in all material respects. None of the Seller Licenses are subject to any conditions other than those appearing on the face of the Seller Licenses and those imposed by the FCC Rules upon the wireless communications services industry generally or upon 600 MHz licenses or licensees generally. Except for the payment of the Unjust Enrichment Amount, there are no obligations to make any payments to the FCC associated with any Seller License, nor will the consummation of the transactions contemplated hereby cause the FCC to require any Party or any of its Affiliates to refund to the FCC all or any portion of any bidding credit that the Seller or any of its past or current Affiliates received from the FCC in connection with any Seller License.
(i)The Seller and each Affiliate thereof is in compliance in all material respects with, and is not in violation in any material respect of, any Law applicable to the Seller Licenses to which any of them is subject, including all pertinent aspects of the FCC Rules, including (i) the FCC Rules pertaining to eligibility to hold 600 MHz licenses in general, and the Seller Licenses in particular, (ii) the FCC Rules restricting foreign ownership of common carrier radio licenses and (iii) the NSA. The Seller is in material compliance with all terms and conditions of, and all of its obligations under, each Seller License.
Section 3.7Litigation
Except for matters of public record pertaining to the Existing Lease and proceedings affecting the wireless communications services industry generally or 600 MHz licenses or licensees generally, no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the Seller’s knowledge, threatened against the Seller or any Affiliate thereof that would reasonably be expected to impair any of the Seller Licenses, or that seeks to enjoin this Agreement or the transactions contemplated hereby or otherwise prevent the Seller from performing its obligations under this Agreement or consummating the transactions contemplated hereby. Neither the Seller nor any Affiliate thereof is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority that impairs any of the Seller Licenses or that would prevent or would reasonably be expected to delay or impair the ability of the Seller to consummate the transactions contemplated by this Agreement or otherwise perform its obligations hereunder.
Section 3.8No Brokers
The Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the transactions contemplated hereby for which the T-Mobile Parties or any Affiliate thereof could become liable or obligated.
Section 3.9Solvency and Debtor Relief Laws
(a)The Seller is Solvent as of the date of this Agreement and will, after giving effect to the transactions contemplated by this Agreement, the receipt of the Purchase Price when due (assuming timely payment thereof by the T-Mobile Parties), and the payment of all related fees and expenses, be Solvent at and immediately after the Closing and the Deferred Payment Date. No case, proceeding or process in which the Seller is a debtor, defendant or party seeking an order for its own relief or reorganization has been brought or is pending, or to the knowledge of the Seller, threatened, by or against the Seller under any Debtor Relief Laws. The Seller has not taken any action in contemplation of, or that would constitute the basis for, the institution of any such case, proceeding or process.
(b)The Seller has no intention of, and is not contemplating, seeking relief under any Debtor Relief Laws within one hundred eighty (180) days after the Closing.
(c)The Seller has structured the transactions contemplated by this Agreement in good faith, as it relates to Debtor Relief Laws.
(d)The Seller acknowledges and agrees that the representations and warranties contained in this Section 3.9 constitute a material inducement to the T-Mobile Parties to enter into this Agreement and the transactions contemplated by this Agreement, and that the T-Mobile

Parties would not have entered into this Agreement and the transactions contemplated by this Agreement absent the representations and warranties contained in this Section 3.9.
Section 3.10Disclaimer of Other Representations and Warranties
EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3 OF THIS AGREEMENT, THE SELLER DOES NOT MAKE ANY OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE SELLER LICENSES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. THE SELLER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 4 OF THIS AGREEMENT, THE T-MOBILE PARTIES DO NOT MAKE, AND THE SELLER HEREBY DISCLAIMS, ANY OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE T-MOBILE PARTIES
Each T-Mobile Party jointly and severally hereby represents and warrants to the Seller as follows:
Section 4.1Organization; Place of Business
Each T-Mobile Party is a corporation or limited liability company, as the case may be, duly organized and validly existing under the laws of the State of Delaware.
Section 4.2Power and Authority
Each T-Mobile Party has the requisite corporate or limited liability company, as applicable, power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is, or will be, a party and to consummate the transactions contemplated hereby. The execution, delivery and performance by each T-Mobile Party of this Agreement and all the other Transaction Documents required to be executed and delivered by such T-Mobile Party in accordance with the provisions of this Agreement have been duly authorized by all necessary corporate or limited liability company, as applicable, action on the part of such T-Mobile Party. This Agreement has been, and the other Transaction Documents to which any of the T-Mobile Parties is a party have been, or will be, duly executed and delivered by the applicable T-Mobile Parties.
Section 4.3Enforceability
This Agreement constitutes, and the other Transaction Documents to which any T-Mobile Party is a party constitute or will constitute, the legal, valid and binding obligations of each applicable T-Mobile Party, enforceable against such T-Mobile Party in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws affecting creditors’ rights generally and by general principles of equity.
Section 4.4Non-Contravention
Upon the receipt of the FCC Consent, compliance with any applicable requirements of the HSR Act and the giving of any post-Closing notifications required by the FCC or state

Governmental Authorities, the execution, delivery and performance by each T-Mobile Party of this Agreement and the other Transaction Documents to which such T-Mobile Party is a party do not and will not violate or conflict with or result in the breach of any term, condition or provision of, or require the consent of or giving of notice to any other Person under, (i) any Law to which any T-Mobile Party is subject (except as may be required by the Seller’s circumstances), (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority that is applicable to any T-Mobile Party, (iii) the articles of incorporation, certificate of formation, bylaws, operating agreement or similar organizational documents of any T-Mobile Party, or (iv) any credit agreement or material mortgage, indenture, agreement, contract, commitment, lease, plan, license or other instrument, document or understanding, oral or written, to which any T-Mobile Party is a party or subject, by which any T-Mobile Party may have rights, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise materially change the existing rights or obligations of any T-Mobile Party thereunder.
Section 4.5Litigation
Except for proceedings affecting the wireless communications services industry generally, no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to any T-Mobile Party’s knowledge, threatened against any T-Mobile Party or Affiliate thereof that seeks to enjoin this Agreement or the transactions contemplated hereby or otherwise prevent any T-Mobile Party from performing its obligations under this Agreement or consummating the transactions contemplated hereby. No T-Mobile Party or Affiliate thereof is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority that would prevent or would reasonably be expected to impair or delay the ability of any T-Mobile Party to consummate the transactions contemplated by this Agreement or otherwise perform any of their obligations hereunder.
Section 4.6Qualification
Each of T-Mobile License and Nextel is, and any other Affiliate of T-Mobile designated by T-Mobile pursuant to Section 9.1 will be, fully qualified under the Communications Act of 1934, as amended, and the FCC Rules (a) to hold and receive FCC licenses generally, (b) to hold and receive the Seller Licenses, upon the consummation of the transactions contemplated hereby, and (c) to be approved as the assignee of the Seller Licenses. Each of T-Mobile License and Nextel is, and any other Affiliate designated by T-Mobile pursuant to Section 9.1 will be, in material compliance with Section 310(b) of the Communications Act of 1934, as amended, and all FCC Rules promulgated thereunder with respect to alien ownership.
Section 4.7Available Funds
The T-Mobile Parties (a) will have available to them unrestricted cash on hand or other immediately available sources sufficient to satisfy, no later than the date they become due, all of the T-Mobile Parties’ payment obligations under Section 2.1(b) and to consummate the transactions contemplated hereby and to satisfy all other monetary and other obligations of the T-Mobile Parties under this Agreement, (b) will have at Closing or the Deferred Payment Date, as applicable, the resources and capabilities (financial or otherwise) to perform its obligations to be performed on such date and (c) have not, and will not have as of the Closing or at any time between Closing and the Deferred Payment Date, incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would render unavailable the resources and capabilities necessary to satisfy the T-Mobile Parties’ payment obligations under this Agreement when due. The T-Mobile Parties are not in breach or default (nor has any event occurred which with notice, lapse of time, or both would constitute a breach of, or default) under any credit agreement or material mortgage, indenture, agreement, contract, commitment, lease, plan, license or other instrument, document or understanding, oral or written, related to indebtedness to which any T-Mobile Party is a party or subject, in each of the foregoing cases, in a manner that would, or to the knowledge of the T-Mobile Parties, reasonably could be expected to, prevent, impair or delay the T-Mobile Parties’ ability to satisfy their payment obligations under this Agreement when due. There are no other facts or circumstances that would, or to the knowledge of the T-Mobile Parties, reasonably could be expected to, prevent, impair or delay the T-Mobile Parties’ ability to satisfy their payment obligations under this Agreement when due. The T-Mobile Parties expressly acknowledge and agree that their obligations under this Agreement, including their obligations to pay the Purchase Price and to consummate the transactions contemplated hereby or any of the other transactions contemplated by this Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or financing.
Section 4.8Solvency and Debtor Relief Laws
(a)The T-Mobile Parties and their respective Material Affiliates (on a consolidated basis) and each T-Mobile Party and its respective Material Affiliates (each on a stand-alone basis): (i) is Solvent as of the date of this Agreement; and (ii) will be Solvent immediately after (x) the date of this Agreement, after giving effect to the execution of this Agreement and taking into account the obligations of the T-Mobile Parties under this Agreement, and (y) each of the Closing and the Deferred Payment Date, in each case after giving effect to the transactions contemplated by this Agreement (including the payment of the Purchase Price and any other amounts required to be paid in connection with the transactions contemplated by this Agreement when due and the payment of all related fees and expenses). As of each of the date of this Agreement and the Closing Date, (x) no case, proceeding or process in which any T-Mobile Party or any of its respective Material Affiliates is a debtor, defendant or Person seeking an order for its own relief or reorganization under any Debtor Relief Laws has been brought or pending, or to the knowledge of the T-Mobile Parties has been threatened by or against a T-Mobile Party or any of its respective Material Affiliates, and (y) no T-Mobile Party or any of its respective Material Affiliates has taken any action in contemplation of, or that would constitute the basis for, the institution of any such case, proceeding or process. As used in this Agreement, the term “Solvent” shall mean, with respect to a particular date, that on such date, (A) the sum of the assets, at a fair valuation, of the applicable person or persons will exceed its or their debts, (B) such person or persons have not incurred and do not intend to incur, and do not believe that it or they will incur, debts beyond its or their ability to pay such debts as such debts mature, and (C) the applicable person or persons will have sufficient capital and liquidity with which to conduct its or their business. For purposes of this Section 4.8 and Section 3.9, (x) “claim” has the meaning ascribed to such term in section 101(5) of the Bankruptcy Code, (y) “debt” has the meaning ascribed to such term in section 101(12) of the Bankruptcy Code and (z) “Material Affiliates” shall mean each of the Subsidiaries of T-Mobile with consolidated total assets of such Subsidiary and its Subsidiaries, as set forth on the most recent balance sheet of such Subsidiary prepared in accordance with GAAP, equal to or greater than 5.0% of the consolidated total assets of T-Mobile.
(b)None of the T-Mobile Parties has any intention of, and is not contemplating, seeking relief under any Debtor Relief Laws within 180 days after the Closing.
(c)Each of the T-Mobile Parties has structured the transactions contemplated by this Agreement in good faith, as it relates to Debtor Relief Laws.
(d)Each T-Mobile Party acknowledges and agrees that the representations and warranties contained in this Section 4.8 constitute a material inducement to the Seller to enter into this Agreement and the transactions contemplated by this Agreement, and that the Seller would not have entered into this Agreement and the transactions contemplated by this Agreement absent the representations and warranties contained in this Section 4.8.

Section 4.9No Brokers
No T-Mobile Party, nor agent thereof, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the transactions contemplated hereby for which the Seller or any Affiliate thereof could become liable or obligated.
Section 4.10Disclaimer of Other Representations and Warranties
EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 4 OF THIS AGREEMENT, THE T-MOBILE PARTIES DO NOT MAKE ANY OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY. THE T-MOBILE PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3 OF THIS AGREEMENT, THE SELLER DOES NOT MAKE, AND THE T-MOBILE PARTIES HEREBY DISCLAIM, ANY OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE SELLER LICENSES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.
ARTICLE 5
COVENANTS AND OTHER AGREEMENTS
Section 5.1Covenants of the T-Mobile Parties and the Seller Pending the Closing
From the date hereof until the Closing, subject to each Party’s rights under this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable and consistent with applicable Law to carry out all of their respective obligations under this Agreement, to cause the conditions of the other Party set forth in Article 6 to be satisfied and to consummate and make effective the transactions contemplated hereby as soon as reasonably practicable after the date hereof and in any event by or before the Outside Date.
Section 5.2Confidentiality
(a)The Nondisclosure Agreement effective as of March 28, 2022 between T-Mobile and Channel 51, LLC (the “NDA”) shall remain in effect in accordance with its terms, and the Seller agrees that it is bound by the terms and conditions of the NDA to the same extent as Channel 51, LLC. Notwithstanding anything to the contrary in the NDA, the Parties agree that the term of the NDA shall be, and hereby is, modified such that the NDA remains in effect, as it relates to the Seller Licenses, until the later of (i) the expiration date of the term provided therein (March 28, 2024) or (ii) the earlier of the Closing or the termination of this Agreement.
(b)The Parties acknowledge and agree that the existence of this Agreement, the terms and conditions of this Agreement and the substance of the negotiations between the Parties regarding such terms and conditions constitute “Transaction Information” under the NDA.
(c)Notwithstanding the foregoing or the terms of the NDA, (i) each Party shall have the right to issue a press release regarding the transactions contemplated hereby in the form that has been previously approved by the other Party (such approval not to be unreasonably withheld, delayed or conditioned), (ii) each Party shall have the right to make disclosure of Transaction Information (as defined under the NDA) with respect to this Agreement or the transactions contemplated hereby to the extent such disclosure is required under applicable Law (including in connection with the making of any required filings or notifications to a Governmental Authority concerning the transactions described herein or in responding to any requests for information or documents made by a Governmental Authority investigating the transactions described herein) or the rules and regulations of a stock exchange on which such Party’s securities are traded, provided that the disclosing Party provides the other Party as much opportunity to review and comment in advance on such disclosure as is practicable under the circumstances and (iii) each Party shall have the right to make disclosure of the Transaction Information (as defined in the NDA) with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby or by the other Transaction Documents in connection with any proceeding related to the enforcement of this Agreement, including without limitation, the Seller’s right to confess judgement against the T-Mobile Parties pursuant to Section 2.1(b)(iii)(C). Notwithstanding the foregoing, no Party has to share in advance any filings made in connection with the transactions described herein under the HSR Act including any attachments thereto.
Section 5.3Compliance with Law; Compliance with Licenses; Non-Solicitation; Updates
(a)Compliance with Law. From the date hereof until the earlier to occur of the Closing and the termination of this Agreement in accordance with the provisions of Section 7.1, the Seller shall, and shall cause its controlled Affiliates to, comply in all material respects with all Laws to the extent that they relate to any of the Seller Licenses.
(b)Compliance with Licenses. From the date hereof until the earlier to occur of the Closing or the termination of this Agreement in accordance with the provisions of Section 7.1, (i) the Seller shall maintain all of its rights and interest in, and the validity of, the Seller Licenses, and shall not, and shall cause its controlled Affiliates not to, engage in any transaction or take any action or omit to take any action that will or would reasonably be expected to adversely affect its rights or interest in, or the validity of, the Seller Licenses, and (ii) the Seller shall promptly provide the T-Mobile Parties with copies of all applications and other correspondence to the FCC and any notices, orders or correspondence received from the FCC to the extent specifically related to the Seller Licenses. Without limiting the foregoing, from the date hereof until the earlier to occur of the Closing and the termination of this Agreement in accordance with the provisions of Section 7.1 the Seller shall not seek the modification of any of the Seller Licenses without the prior written consent of T-Mobile.
(c)Non-solicitation. Prior to the earlier to occur of the Closing or any termination of this Agreement in accordance with the provisions of Section 7.1, the Seller shall not, and shall cause its Subsidiaries and each of their officers and employees not to, and the Seller shall direct the agents and representatives of the Seller and its Subsidiaries not to, directly or indirectly, sell, transfer, assign or otherwise dispose of any of the Seller Licenses or enter into any agreement, arrangement or understanding, solicit inquiries or proposals, furnish non-public information or initiate or participate in any negotiations or discussions whatsoever with respect to any of the foregoing transaction.
(d)Notice of Certain Events. Each Party shall promptly notify the other in writing of (i) any action, suit or proceeding that shall be instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of any transactions contemplated by this Agreement, and (ii) if such Party acquires knowledge of any development causing any of the representations and warranties of such Party in Article 3 or Article 4, as applicable, such that the conditions set forth in Section 6.1(b) or Section 6.2(b) would not be satisfied. No disclosure by any Party pursuant to this Section 5.3(d), however, shall be deemed to amend or supplement this Agreement or to prevent or cure any misrepresentation by such Party herein, unless the other Party shall have expressly so agreed in writing.

Section 5.4Governmental Filings
(a)In connection with the Original Agreement, the Parties filed with the FCC the applications seeking the FCC Consent (the “FCC Applications”). As soon as practicable after the date of this Agreement, the Parties shall amend the FCC Applications consistent with the transactions contemplated by this Agreement to obtain the necessary FCC Consent. The Parties shall use their respective commercially reasonable efforts to file amended FCC Applications by March 31, 2023. The Parties shall cooperate in the diligent submission of any additional information requested by the FCC with respect to the FCC Applications (as amended) and will use (and cause their respective Affiliates to use) their respective reasonable best efforts to take all steps necessary, proper or advisable to obtain the FCC Consent as soon as reasonably practicable after the amendment date and, subject to Section 5.4(d), without any Burdensome Conditions. Without limiting the foregoing, once obtained, the Parties shall use their respective reasonable best efforts to (x) have the FCC remove conditions on the Seller Licenses associated with the Seller’s commitments and undertakings pursuant to the NSA and (y) maintain the effectiveness of the FCC Consent until the earlier of the Closing or the termination of this Agreement in accordance with its terms, including by cooperating to make such filings and taking such actions as may be necessary to extend the effectiveness of the FCC Consent.  As soon as practicable after the date of this Agreement, the Seller shall request that the DOJ request in writing that the FCC remove upon Closing the condition on the Seller Licenses regarding compliance with the NSA and the Seller shall reasonably cooperate with, and reasonably provide information and respond to requests by, DOJ and the FCC in connection with this request to remove the license condition.
(b)At such time as the Parties agree in good faith (with a view to consummating the transactions contemplated hereby as promptly as practicable, subject to each Party’s rights under this Agreement), but in no event later than five (5) Business Days after the FCC Consent shall have been obtained, the Parties shall, or shall cause their ultimate parent entity as that term is defined in the HSR Act to, prepare and file with the FTC and the DOJ the notifications required pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, including any documents required to be filed in connection therewith (the “HSR Notice”). The HSR Notice shall specifically request early termination of the waiting period prescribed by the HSR Act, if applicable. The Parties shall cooperate in the diligent submission of any supplemental information requested by the FTC or the DOJ with respect to the HSR Notice.
(c)Each Party shall, and shall cause its Affiliates to, cooperate with the other Party in connection with the making of all filings and the obtaining of all approvals referred to in this Section 5.4 or in Section 9.1(b), including by (i) providing upon request copies of all such filings and attachments to the non-filing Party, (ii) furnishing all information required for all such filings, (iii) promptly keeping the other Party informed in all material respects of any material communication received by such Party or its Affiliates from, or given by such Party or its Affiliates to, any Governmental Authority relating to the approval of the transactions contemplated hereby and of any material communication received or given in connection with any proceeding by a private party relating to the approval of the transactions contemplated hereby by any Governmental Authority, and (iv) permitting the other Party to review in advance any material communication delivered to, and consulting with the other Party in advance of any meeting or conference with, any Governmental Authority relating to the transactions contemplated hereby or in connection with any proceeding by a private party relating to the approval of the transactions contemplated hereby by any Governmental Authority. To the extent practicable under the circumstances, no Party or its Affiliates shall participate in any meeting or discussion expected to address substantive matters related to the transactions contemplated hereby, either in person or by telephone (or otherwise remotely), with any Governmental Authority in connection with the proposed transaction unless, to the extent not prohibited by such Governmental Authority, it gives the other Party the opportunity to attend and observe. The Parties shall advise each other promptly in respect of any understandings, undertakings or agreements (oral or written) that any of them proposes to make or enter into with the FTC, the DOJ or any other Governmental Authority in connection with the transactions contemplated hereby. To the extent that confidential information of any Party is required to be filed with any Governmental Authority, the Party submitting such information shall, prior to such disclosure, (A) notify the Party whose confidential information is to be disclosed, and (B) together with the party whose information is to be disclosed, seek and use commercially reasonable efforts to secure confidential treatment of such information pursuant to the applicable protective order or other confidentiality procedures of such Governmental Authority. Subject to applicable Law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement by or on behalf of any Party.
(d)In the event that at any time after the date hereof any of the Seller or the T-Mobile Parties, or any of their respective Affiliates, enters into any transaction or takes some other action that could have the effect of delaying, preventing or otherwise impeding the receipt of any regulatory approvals necessary to effect the transactions contemplated hereby, such Party or Parties shall use its or their reasonable best efforts to eliminate or otherwise mitigate as fully as possible any such adverse effect on obtaining such approvals; provided that nothing in this Section 5.4 or otherwise in this Agreement shall prevent or limit in any way, or impose any obligation with respect to, or impose any condition upon, the right or ability of a T-Mobile Party or any of its Affiliates to enter into a spectrum auction or acquire spectrum at auction. Furthermore, the undertakings set forth in Schedule B are incorporated into and are an integral part of this Section 5.4(d).
Section 5.5Withholding
The T-Mobile Parties (and their respective agents) shall be entitled to deduct and withhold from the amounts payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law. The T-Mobile Parties shall consult in good faith with the Seller in determining whether any such deduction or withholding is required. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The applicable withholding agent will promptly pay or cause to be paid any amounts withheld pursuant to this Section 5.5 for applicable Taxes to the appropriate Governmental Authority.
Section 5.6Existing Lease
(a)Until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Parties shall, and shall cause their controlled Affiliates to, take all such actions as are necessary to maintain the Existing Lease in full force and effect on its current terms with respect to the Seller Licenses, including (i) extending the terms of the Existing Lease following execution of this Agreement no later than thirty (30) days prior to the expiration of its then-current terms, (ii) not giving any notice of termination under the Existing Lease and (iii) making such filings with the FCC, in good faith cooperation with the other Parties, as may be necessary in connection with the foregoing.

(b)Effective as of the earlier to occur of Closing and the termination of this Agreement in accordance with Section 7.1(a)(vi), notwithstanding anything in the Existing Lease to the contrary, the Existing Lease automatically shall terminate in full and be of no further force or effect solely with respect to the Seller Licenses (and shall remain in effect with respect to the

600 MHz licenses granted by the FCC subject to the Second Closing License Purchase Agreement, subject to the terms and conditions thereof) such that, subject to Section 5.6(c), no Party or any of its Affiliates will have any further Liability thereunder, and the Parties shall, and shall cause their Affiliates to, take all such actions as are necessary to effect such termination.

(c)Any amount prepaid by the T-Mobile Parties or their Affiliates, solely with respect to the prepayment period and solely with respect to the Seller Licenses (which shall be no longer than six (6) months) that commences prior to the Closing Date and ends after the Closing Date under the Existing Lease, if any (which amount shall be calculated by prorating the number of days elapsed following the Closing Date in the applicable period), shall reduce the amount of the Purchase Price, and any amounts unpaid by the T-Mobile Parties or their Affiliates with respect to the period occurring prior to the Closing Date and with respect to the Seller Licenses shall be paid on the Closing Date.

ARTICLE 6
CONDITIONS TO CLOSING
Section 6.1Conditions to the Obligations of the T-Mobile Parties
The obligation of the T-Mobile Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless waived in writing by T-Mobile (or deemed waived pursuant to Section 7.1(a)(vi)):
(a)The FCC Consent shall have been obtained by one or more FCC Orders and forty (40) days have passed since the issuance of such FCC Orders (without regard to publication in the Federal Register or to status as to Final Order) (the “FCC Order Condition”), each of which shall be free of any Burdensome Condition.
(b)All of the representations and warranties of the Seller contained in Article 3 shall have been true and correct as of the date of this Agreement and shall be true and correct on the Closing Date as if made on the Closing Date (except where such representation or warranty speaks as of a specific date), without regard to materiality qualifiers contained in such representations and warranties and without giving effect to any updated information disclosed by the Seller to the T-Mobile Parties pursuant to Section 5.3(d), in each case with only such exceptions as have not had a material adverse effect on the Seller Licenses (taken as a whole), the use thereof or the ability of the Seller to consummate the transactions contemplated hereby.
(c)The Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by any of them prior to or at the Closing.
(d)T-Mobile shall have received a certificate from the Seller, dated as of the Closing Date, certifying that the conditions specified in Section 6.1(b) and Section 6.1(c), as it relates to the Seller, have been fulfilled.
(e)No award, order, writ, decree, stay, injunction or judgment by any arbitrator or Governmental Authority (including the FCC) shall be in effect that enjoins or prohibits the consummation of the transactions contemplated hereby.
(f)Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated, free of any Burdensome Condition.

(g)Except for the T-Mobile Parties’ operations authorized under the Existing Lease, the Seller shall have discontinued all of its operations on and uses of the spectrum covered by the Seller Licenses.
(h)The Seller or its applicable direct or indirect parent entity (if the Seller or one or more of its direct or indirect parent companies are disregarding entities for Tax purposes) shall have delivered to the T-Mobile Parties a duly completed and executed Form W-9 or such other documentation reasonably satisfactory to the T-Mobile to confirm that no withholding is required with respect to the payments to be made pursuant to Section 2.1.
(i)The “Closing” as defined in the LB First Closing License Purchase Agreement shall have occurred (or shall be occurring simultaneously with the Closing under this Agreement).
(j)The T-Mobile Parties shall have received the deliverables set forth in Section 2.3(b).
Section 6.2Conditions to the Obligations of the Seller
The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless waived in writing by the Seller:
(a)The FCC Consent shall have been obtained by one or more FCC Orders.
(b)All of the representations and warranties of the T-Mobile Parties contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on the Closing Date as if made on the Closing Date (except where such representation or warranty speaks as of a specific date), without regard to materiality qualifiers contained in such representations and warranties and without giving effect to any updated information disclosed by the T-Mobile Parties to the Seller pursuant to Section 5.3(d).
(c)The T-Mobile Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by any of them prior to or at the Closing.
(d)The Seller shall have received a certificate from the T-Mobile Parties, dated as of the Closing Date, certifying that the conditions specified in Section 6.2(b) and Section 6.2(c) have been fulfilled.
(e)No award, order, writ, decree, stay, injunction or judgment by any arbitrator or Governmental Authority (including the FCC) shall be in effect that enjoins or prohibits the consummation of the transactions contemplated hereby.
(f)Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.
(g)The “Closing” as defined in the LB First Closing License Purchase Agreement shall have occurred (or shall be occurring simultaneously with the Closing under this Agreement).
(h)The Seller shall have received the deliverables set forth in Section 2.3(c).

ARTICLE 7
TERMINATION
Section 7.1Termination
(a)This Agreement may be terminated before the Closing Date only as follows:
(i)by mutual written consent of the Parties;
(ii)by T-Mobile by written notice to the Seller, at any time if (x) any of the Seller’s representations and warranties contained in this Agreement were not true and correct as of the date hereof, and such failure would result in the failure of the Seller to meet the conditions set forth in Section 6.1(b), (y) any of the Seller’s representations and warranties contained in this Agreement fails to be true and correct as of the Closing Date, and such failure would result in the failure of the Seller to meet the conditions set forth in Section 6.1(b), or (z) the Seller fails to comply with any of its covenants or obligations set forth herein, and such failure to comply would result in the failure of the condition set forth in Section 6.1(c); provided that T-Mobile shall have given the Seller written notice of such failure and the Seller shall not have cured such failure (if curable) within thirty (30) days after receipt of such notice;
(iii)by the Seller by written notice to T-Mobile, at any time if (x) any of the T-Mobile Parties’ representations and warranties contained in this Agreement were not true and correct as of the date hereof, and such failure would result in the failure of the T-Mobile Parties to meet the conditions set forth in Section 6.2(b), (y) any of the T-Mobile Parties’ representations and warranties contained in this Agreement fails to be true and correct as of the Closing Date, and such failure would result in the failure of the T-Mobile Parties to meet the conditions set forth in Section 6.2(b), or (z) the T-Mobile Parties fail to comply with any of their covenants or obligations set forth herein, and such failure to comply would result in the failure of the condition set forth in Section 6.2(c); provided that the Seller shall have given the T-Mobile Parties written notice of such failure and the T-Mobile Parties shall not have cured such failure (if curable) within thirty (30) days after receipt of such notice;
(iv)by either T-Mobile or the Seller by written notice to the other, if the Closing does not occur by August 8, 2024 (the “Outside Date”) and the failure of the Closing to occur by the Outside Date does not result in whole or in part from a breach by the terminating Party (or if the terminating Party is T-Mobile, breach by any T-Mobile Party) of its obligations hereunder; provided that, if the FCC Consent has been obtained on or prior to August 8, 2024, then the Outside Date automatically shall be extended to February 8, 2025;
(v)by either T-Mobile or the Seller by written notice to the other if the consummation of the transactions contemplated hereby shall be prohibited by a final, non-appealable order, decree or injunction of a court of competent jurisdiction or of the FCC, the DOJ or the FTC;
(vi)by T-Mobile by written notice to the Seller if the FCC imposes or the DOJ or the FTC obtains an order from a tribunal of competent jurisdiction that imposes any Burdensome Condition in connection with the pursuit of the FCC Consent, the expiration or early termination (if applicable) of the waiting period under the HSR Act or otherwise in connection with this Agreement or the transactions contemplated hereby so long as T-Mobile terminates this Agreement within forty (40) days of the FCC imposing, or the DOJ or the FTC obtaining an order imposing, the Burdensome Condition (each such date that is forty (40) days after either (x) the FCC imposing a Burdensome Condition or (y)

the DOJ or FTC obtaining an order imposing a Burdensome Condition, a “Burdensome Condition Expiration Date”). Notwithstanding anything to the contrary in this Agreement, (A) if T-Mobile does not exercise the termination right set forth in this Section 7.1(a)(vi) prior to the Burdensome Condition Expiration Date with respect to the FCC imposing a Burdensome Condition, then the T-Mobile Parties shall be deemed to have waived the condition set forth in Section 6.1(a), solely with respect to each FCC Order being free of any Burdensome Condition, as of the 12:01am on such Burdensome Condition Expiration Date and (B) if T-Mobile does not exercise the termination right set forth in this Section 7.1(a)(vi) prior to the Burdensome Condition Expiration Date with respect to the DOJ or FTC obtaining an order imposing a Burdensome Condition, then the T-Mobile Parties shall be deemed to have waived the condition set forth in Section 6.1(f), solely with respect to the expiration or early termination (if applicable) of the waiting period under the HSR Act free of any Burdensome Condition, as of the 12:01am on such Burdensome Condition Expiration Date; or
(vii)by either T-Mobile or the Seller by written notice to the other if the LB First Closing License Purchase Agreement has been terminated in accordance with its terms.
(b)In the event of the termination of this Agreement pursuant to the provisions of Section 7.1(a), this Agreement shall become void and have no effect, without any liability on the part of any of the Parties or their partners, shareholders, members, directors or officers in respect of this Agreement; provided that (i) nothing herein shall relieve any Party from any Liability resulting from or arising out of any breach by such Party of this Agreement, and (ii) this Section 7.1(b) and Article 9 shall survive termination of this Agreement for any reason (it being understood that the survival of Section 9.11 shall not preclude a Party’s expenses from being included in damages for a breach of this Agreement by the other Party).
ARTICLE 8
SURVIVAL AND INDEMNIFICATION
Section 8.1Survival
All representations and warranties made by the Parties in this Agreement, and all covenants and agreements of the Parties set forth in this Agreement to be performed on or prior to the Closing Date, shall survive for a period lasting twelve (12) months after the Closing and shall expire at such time, except that (a) the representations contained in Sections 3.1, 3.2, 3.3, 3.4, 3.6(a), 3.6(e), 3.6(g) and 3.6(i) and Sections 4.1, 4.2, 4.3 and 4.4 shall survive for a period lasting three (3) years after the Closing and shall expire at such time, (b) claims for fraud shall survive for the applicable statute of limitations, and (c) the Seller’s right to confess judgment against the T-Mobile Parties pursuant to Section 2.1(b)(iii)(C) shall survive indefinitely. All covenants and agreements to be performed after the Closing Date shall survive the Closing and continue in full force and effect until the full performance thereof or as otherwise provided herein. Any claim by a Party based upon breach of any such representation or warranty, covenant or agreement made pursuant to Section 8.2 or otherwise must be submitted to the other Party prior to the expiration of the applicable survival period, in which case such claim shall survive until fully-resolved and satisfied in accordance with such resolution. It is the express intent of the Parties to modify the applicable statute of limitations to the extent set forth in this Section 8.1.
Section 8.2General Indemnification Obligation
(a)From and after the Closing, each Party (the “Indemnifying Party”) agrees to indemnify and hold harmless the other Party (i.e., each of the T-Mobile Parties or the Seller, as the case may be) and its Affiliates, and its and their respective shareholders, partners, directors, officers, members, managers, agents, employees, successors and assigns (each, an “Indemnified Party”) against and in respect of any and all damages, losses, deficiencies, liabilities, assessments, fines, judgments, costs and other expenses (including reasonable legal fees and expenses and reasonable expenses of investigation) (“Losses”) actually incurred or suffered by any Indemnified Party, whether such Losses relate to claims, actions or causes of action asserted by any Indemnified Party against the Indemnifying Party or asserted by third parties, that result from, relate to or arise out of:
(i)any inaccuracy in or breach of the representations and warranties made by the Indemnifying Party herein or in any certificate or other document delivered pursuant hereto; and
(ii)any nonfulfillment or breach by the Indemnifying Party of any of the covenants or agreements made by the Indemnifying Party herein.
(b)From and after the Closing, the Seller as Indemnifying Party agrees to indemnify and hold harmless the T-Mobile Parties and their Affiliates, and the T-Mobile Parties’ and their Affiliates’ respective shareholders, partners, directors, officers, agents, employees, successors and assigns, as Indemnified Parties, against and in respect of any and all Losses actually incurred or suffered by any such Indemnified Party that result from, relate to or arise out of any claims by third parties arising out of or in connection with the ownership or use by the Seller of the Seller Licenses prior to the Closing (other than claims arising from or in connection with the Existing Lease or the use or operation of the Seller Licenses by the T-Mobile Parties or their Affiliates thereunder and the Seller shall have no liability for such claims).
(c)From and after the Closing, the T-Mobile Parties (jointly and severally, acting as a single Party) as Indemnifying Party agree to indemnify, hold harmless and reimburse the Party and its Affiliates, and the Seller’s and its Affiliates’ respective shareholders, partners, directors, officers, members, managers, agents, employees, successors and assigns, as Indemnified Parties, against and in respect of any and all Losses actually incurred or suffered by any such Indemnified Party that result from, relate to or arise out of any claims by third parties arising out of or in connection with the ownership or use by T-Mobile License, Nextel or other T-Mobile Affiliates on or after the Closing of the Seller Licenses.
Section 8.3Limitations
(a)In no event shall the Seller have liability under Section 8.2(a)(i) to the extent a breach of a representation or warranty results from, relates to or arises out of the T-Mobile Parties’ breach of the Existing Lease or the use or operation of the Seller Licenses by the T-Mobile Parties or their Affiliates thereunder. In no event shall the Seller’s aggregate liability under this Article 8 or otherwise pursuant to this Agreement exceed the Purchase Price (or portion thereof) actually received by the Seller pursuant to this Agreement.
(b)In no event shall the T-Mobile Parties’ aggregate liability under this Article 8 exceed the Purchase Price; provided that in no event shall the foregoing limitation of liability apply to or limit T-Mobile Parties’ liability, or the Seller’s remedies, with respect to the payment of the Purchase Price, including the remedies of the Seller set forth in Section 2.1(b).
(c)Notwithstanding any other provisions of this Agreement, in no event shall any Party be liable for any Losses that are lost profits, consequential, exemplary, special, incidental or punitive damages, or otherwise not constituting actual direct Losses, regardless of the theory of recovery, provided that this Section 8.3(c) shall not apply to any damages awarded to a third party pursuant to a final, non-appealable order; provided that, for the avoidance of doubt, this Section 8.3(c) shall not limit the T-Mobile Parties’ obligations to pay any interest, fees, costs or expenses that may become payable to the Seller pursuant to Section 2.1(b)(iii), including in connection the failure to pay the Purchase Price when due hereunder.
(d)The amount of any Losses for which an Indemnified Party claims indemnification under this Agreement shall be reduced by: (i) any insurance proceeds actually received by the Indemnified Party with respect to such Losses (net of any increases in premiums or other costs attributable thereto); and (ii) any indemnification or reimbursement payments actually received by the Indemnified Party from third parties (other than insurers) with respect to such Losses (net of any costs attributable thereto).
(e)Each of the Parties acknowledges and agrees that the Seller Licenses and the transactions contemplated by this Agreement are unique and each of the Seller and the T-Mobile Parties would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that, in addition to all other remedies available at law or in equity, the other Party shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable). Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity (subject to such Party’s rights to defend such matter on its merits). Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any of the Parties, and each of the Parties expressly reserve any and all rights and remedies available to them at law or in equity in the event of any breach or default by the other Parties under this Agreement.
Section 8.4Indemnification Procedures
(a)In the event that any claim or demand for which the Indemnifying Party would be liable to an Indemnified Party under this Article 8 is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall give notice of such claim or demand promptly to the Indemnifying Party, which notice(s) shall specify the nature of such claim or demand in reasonable detail and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”) and shall attach to such Claim Notice copies of any applicable summonses, complaints, pleadings, written claims, demands, notices, correspondence or other documents evidencing or supporting such claim.
(b)Upon receipt of a Claim Notice, the Indemnifying Party shall be entitled, at its expense, to participate in, but not to control, determine or conduct, the defense of such claim; provided that the Indemnified Party shall not be required to share any information that it is prohibited from disclosing under applicable Law or contract or that would reasonably be expected to result in the loss of attorney-client or other privilege. The Indemnified Party shall have the right in its sole discretion to conduct the defense of, and to settle or to consent to the entry of judgment with respect to, any such claim; provided that, except with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), no settlement or consent to the entry of judgment of any such claim shall be determinative of the amount of Losses relating to such matter or any indemnification obligation of the Indemnifying Party under this Article 8. In the event that the Indemnifying Party has consented to any such settlement, entry of judgment, adjustment or compromise, the amount of such settlement, entry of judgment, adjustment or compromise so approved shall be conclusively deemed to be a liability of the Indemnifying Party hereunder (if it is determined that the Indemnifying Party has liability for such claim or demand).
(c)In the event an Indemnified Party has a claim against the Indemnifying Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party.
(d)The failure of the Indemnified Party to give the Indemnifying Party a Claim Notice in accordance with the requirements of this Article 8 shall not relieve the Indemnifying Party from any liability in respect of such claim, demand or action under this Article 8, except to the extent of any prejudice or damages to the Indemnifying Party as a result thereof.
(e)For purposes of clarity but not by way of limitation, the provisions of this Section 8.4 shall not apply to any procedure for any proceeding seeking payment of the Purchase Price, including the Seller’s power to confess judgment against the T-Mobile Parties pursuant to Section 2.1(b)(iii)(C).
Section 8.5Treatment of Payments
Any payment made pursuant to the indemnification obligations arising under Section 8.2 shall be treated as an adjustment to the purchase price to the extent permitted under applicable law.
Section 8.6Exclusive Remedy
Following the Closing, the Parties acknowledge and agree that the indemnification rights of the Parties and their Affiliates under this Article 8 are their exclusive remedy with respect to any and all claims arising out of or in relation to this Agreement and the Transaction Documents, provided that nothing in the foregoing nor in any other provision of this Article 8 shall limit or otherwise affect (a) any Party’s equitable remedies, (b) the Seller’s rights or remedies with respect to the T-Mobile Parties’ failure to pay the Purchase Price in full in Cash when due hereunder, including the Seller’s power to confess judgment against the T-Mobile Parties pursuant to Section 2.1(b)(iii)(C), but subject to Section 8.3(c), or (c) any Party’s rights or remedies based on fraud.
Section 8.7Seller Assets
The Seller covenants and agrees that it shall maintain cash in an amount of not less than Two Million Eighty Six Thousand Four Hundred Eighty Nine Dollars ($2,086,489) during the period commencing on the Closing Date and ending on the one-year anniversary of the Closing Date and, during such period, such proceeds shall be available to the Seller to satisfy any indemnification obligations of the Seller under this Article 8, including to settle any litigation with third parties related to the Seller Licenses.
ARTICLE 9
MISCELLANEOUS
Section 9.1Assignment
(a)This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. The rights and obligations of a Party under this Agreement shall not be assignable by such Party without the prior written consent of the other Parties, except as otherwise provided in this Section 9.1.

(b)Prior to Closing, each of T-Mobile License and Nextel may assign all or a portion of its rights hereunder to receive any of the Seller Licenses to one or more controlled Affiliates of T-Mobile; provided that (i) such assignee, transferee or delegee is organized or incorporated in the State of Delaware and has the same ultimate parent entity (as that term is defined in the HSR Act) as T-Mobile Parties, (ii) the T-Mobile Parties furnish the Seller with reasonably satisfactory assurance of performance of this Agreement and the other Transaction Documents, and joinder to this Agreement and the other Transaction Documents (including pursuant to which such assignee, transferee or delegee makes the representations and warranties of the T-Mobile Parties in Article 4 and agrees to be subject to the Seller’s right to confess judgement against such assignee, transferee or delegee pursuant to Section 2.1(b)(iii)(C)), by such assignee, transferee or delegee as a condition precedent to any such assignment, (iii) the assignment, transfer or delegation would not reasonably be expected to prevent or delay by more than twenty (20) days the FCC’s approval of the transactions contemplated hereby or the expiration or termination of the waiting period under the HSR Act, (iv) no such assignment, transfer or delegation shall relieve any of the T-Mobile Parties or any successor in interest of any of the T-Mobile Parties of any of its obligations to the Seller hereunder; and (v) subject to Sections 5.4(c) and 5.4(d) of this Agreement and taking actions at the reasonable request and expense of the T-Mobile Parties as are reasonably necessary to effect an assignment pursuant to this Section 9.1(b), the T-Mobile Parties shall be solely responsible for any modifications of the FCC Applications necessary to effect the assignment of rights contemplated by this Section 9.1(b).
(c)Notwithstanding the foregoing, in no event may the T-Mobile Parties (or any Affiliate designee of the T-Mobile Parties pursuant to Section 9.1(b)) assign any Seller License or any of their rights hereunder during the period commencing on the Closing Date through the date on which the Purchase Price payable to the Seller under this Agreement is paid in full. For purposes of this Section 9.1(c), a direct transfer, sale or disposition of a majority of the equity interests or voting interests of T-Mobile License or Nextel (or its Affiliate designee of T-Mobile License or Nextel pursuant to Section 9.1(b)) (whether by contract or otherwise) shall be deemed an assignment hereunder.
Section 9.2Further Assurances
Each Party will cooperate with the other Party and execute and deliver to the other Party such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other Party as necessary to carry out, evidence and confirm the intended purposes of this Agreement.
Section 9.3Entire Agreement; Amendment
(a)This Agreement, including its Schedules and Exhibits, which are specifically incorporated herein, together with the NDA, set forth the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede any and all previous agreements and understandings, oral or written, between or among the Parties regarding the transactions contemplated hereby (in particular, the Original Agreement, which is amended, restated and superseded in full by this Agreement); provided that, except as expressly set forth herein, nothing herein shall expand, limiting or otherwise modify the rights and obligations of the Parties or their Affiliates under the Existing Lease.
(b)This Agreement shall not be amended or modified except by written instrument duly executed by each of the Parties.
Section 9.4Waiver
No waiver of any term or provision of this Agreement shall be effective unless in writing, signed by the Party against whom enforcement of the same is sought. The grant of a waiver in one instance does not constitute a continuing waiver in all similar instances. No failure by any Party to exercise, and no delay by any Party in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof.
Section 9.5Notices
Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by registered or certified mail or by Federal Express or other overnight mail service, postage prepaid, or by e-mail (with written confirmation of receipt), as follows:
    If to the T-Mobile Parties (or any of them), to:
T-Mobile USA, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Attention: General Counsel
E-mail: Mark.Nelson@T-Mobile.com

with a required copy (which shall not itself constitute proper notice) to:

T-Mobile USA, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Attention: Senior Vice President, Corporate Strategy & Development
E-mail: Peter.Ewens@T-Mobile.com

and

DLA Piper LLP (US)
500 8th Street NW
Washington, DC 20004
Attention: Nancy Victory and Marc Samuel
Email: nancy.victory@us.dlapiper.com and marc.samuel@us.dlapiper.com

    If to the Seller, to:
Channel 51 License Co LLC
701 Brickell Ave, Suite 1700
Miami, FL  33131
Attention: Paul Chisholm
Phone: (781) 526-2005
Email: paul@pchisholmco.net

        with a required copy (which shall not itself constitute proper notice) to:
Hogan Lovells US LLP
8350 Broad Street, 17th Floor
Tysons, VA 22102
Attention: Randy Segal
Email: randy.segal@hoganlovells.com

and
Jenner & Block LLP
1099 New York Avenue, NW, Suite 900
Washington, DC 20001-4412
Attention: Trey Hanbury
Email: thanbury@jenner.com

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered.
Section 9.6Governing Law; Venue; Waiver of Jury Trial
This Agreement and all disputes, claims, or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. Each Party hereby (a) irrevocably and unconditionally consents to submit itself to the sole and exclusive personal jurisdiction any State Court of the State of Delaware or any Federal Court of the United States of America sitting in the State of Delaware (collectively, the “Delaware Courts”) in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, (b) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (c) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (d) agrees that it will not bring any action, suit, or proceeding in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, in any court or other tribunal, other than any of the Delaware Courts. Each Party hereby irrevocably and unconditionally agrees that service of process in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby may be made upon such party by prepaid certified or registered mail, with a validated proof of mailing receipt constituting evidence of valid service, directed to such Party at the address specified in Section 9.5. Service made in such manner, to the fullest extent permitted by applicable law, shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable law. Each of the Parties hereto hereby agrees that this Agreement has been entered into in express reliance on 6 Del. C. § 2708. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT, OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.6.

Section 9.7No Benefit to Others
The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties and, in the case of Article 8, the other Indemnified Parties,

and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other Persons.
Section 9.8United States Dollars; Headings, Gender, “Person,” and “including”
All references herein to “$” or “Dollars” are to United States Dollars. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise specified, any reference herein to a Section, Article, Schedule or Exhibit shall be a reference to such Section or Article of, or Schedule or Exhibit to, this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a “Person” herein shall include an individual, firm, corporation, partnership, limited liability company, trust, governmental authority or body, association, unincorporated organization or any other entity. Whenever used in this Agreement, the word “including,” and variations thereof, even when not modified by the phrase “but not limited to” or “without limitation,” shall not be construed to imply any limitation and shall mean “including but not limited to.” In the event that an obligation or period hereunder falls or expires on a day that is not a Business Day, such date for performance or period shall be extended to the next Business Day.
Section 9.9Severability
Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Moreover, the Parties agree that any such invalid or unenforceable provision shall be enforced to the maximum extent permitted by law in accordance with the intention of the Parties as expressed by such provision.
Section 9.10Counterparts and Electronic Signatures
This Agreement may be executed in any number of counterparts and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the Parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. The Parties intend to sign and deliver this Agreement by electronic transmission. Each Party agrees that the delivery of this Agreement by electronic transmission shall have the same force and effect as delivery of original signatures and that each Party may use such signatures as evidence of the execution and delivery of this Agreement by all Parties to the same extent that an original signature could be used.
Section 9.11Expenses
Except as otherwise provided in this Agreement, each Party shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, (a) each Party shall pay (and T-Mobile shall cause T-Mobile License or Nextel (or, subject to Section 9.1, an Affiliate of T-Mobile designated by T-Mobile), as applicable, to pay) the total filing fee payable by it as an “acquiring person” in connection with the filing of the HSR Notice, and (b) the T-Mobile Parties, on the one hand, and the Seller, on the other hand, each shall pay fifty percent (50%) of the filing and application fees in connection with the FCC Consent(s) with respect to the Seller Licenses, and each Party shall bear its own other expenses incurred in connection with each such filing described in this sentence. This Section shall survive termination of this Agreement, and shall apply irrespective of whether the Closing occurs, except as provided in Section 7.1(b).
Section 9.12Bulk Transfer Laws
The T-Mobile Parties hereby waive compliance by the Seller and its Affiliates with the provisions of any bulk sales, bulk transfer or other similar Laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

Section 9.13Construction of “Seller License”
Notwithstanding anything herein to the contrary, unless the context otherwise requires, all representations, warranties, covenants and agreements contained herein that are specified to apply to a “Seller License” shall be deemed to be made both with respect to such license taken as a whole and with respect to any portion of such license. For example, and without limiting the generality of the foregoing, a representation by the Seller that no event has occurred that permits revocation of a “Seller License” of the Seller would be deemed to include a representation that no event has occurred that permits revocation of any portion of such Seller License.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

T-MOBILE USA, INC.	CHANNEL 51 LICENSE CO LLC

By: Channel 51, LLC, its sole member

By: _/s/ Peter Osvaldik______________	By: _/s/ Paul Chisholm__________________
Name: Peter Osvaldik	Name: Paul Chisholm
Title: Chief Financial Officer	Title: Managing Member

T-MOBILE LICENSE LLC

By: _/s/ Peter Osvaldik______________
Name: Peter Osvaldik
Title: Chief Financial Officer

NEXTEL WEST CORP.

By: _/s/ Peter Osvaldik______________
Name: Peter Osvaldik
Title: Chief Financial Officer

[Signature Page to Amended and Restated License Purchase Agreement]

SCHEDULE A

Seller Licenses

FCC Callsign	Market Number - Market Name	Block	Service	Licensee/Seller	Assignee*	Purchase Price Allocation**
WRCQ549	PEA010 - Houston, TX	E	600 MHz	Channel 51 License Co LLC	Nextel West Corp.
WRCQ550	PEA010 - Houston, TX	F	600 MHz	Channel 51 License Co LLC	Nextel West Corp.
WRCQ551	PEA003 - Chicago, IL	E	600 MHz	Channel 51 License Co LLC	Nextel West Corp.
WRCQ553	PEA002 - Los Angeles, CA	F	600 MHz	Channel 51 License Co LLC	Nextel West Corp.
WRCQ555	PEA007 - Boston, MA	D	600 MHz	Channel 51 License Co LLC	Nextel West Corp.
WRCQ556	PEA007 - Boston, MA	E	600 MHz	Channel 51 License Co LLC	Nextel West Corp.

*Subject to Section 9.1.

**Between the date of this Agreement and the Closing, the Parties shall discuss in good faith an allocation of the Purchase Price among the Seller Licenses, it being understood that the Parties shall be under no obligation to agree to an allocation or to file tax returns consistent with any agreed allocation.  Any such allocation shall be solely for tax purposes and not for any other purpose related to this Agreement or the transactions contemplated hereby. In no event shall there be any adjustment to the Purchase Price payable to the Seller pursuant to this Agreement based on any such allocation.